Exhibit 10(c)

                                 PROMISSORY NOTE


$2,912,429.91                                              Stamford, Connecticut
                                                           July 24, 2002


FOR VALUE RECEIVED, the undersigned Jeff J. White with an address at 19 Foxwood Road, Kings Point, New York 11024 (the "Maker") hereby irrevocably and unconditionally promises to pay to the order of Warrantech Corporation (the "Holder") located at 300 Atlantic Street, Stamford, Connecticut 06901, the original principal amount of Two Million Nine Hundred Twelve Thousand Four Hundred Twenty Nine Dollars and Ninety-One Cents ($2,912,429.91, hereinafter referred to as the "Original Principal Amount"), together with interest on the unpaid principal balance outstanding hereunder at the rate of four and six-tenths percent (4.6%) per annum, calculated on the basis of a 360-day year and actual days elapsed.

This Note (i) further modifies and replaces the modified Promissory Note effective as of February 1, 2000 in the amount of Two Million Five Hundred Twenty-Two Thousand Eight Hundred One Dollars and Five Cents ($2,522,801.05) made by the Maker and payable to the order of the Holder (ii) and is the Promissory Note referred to in the Pledge Agreement made as of February 1, 2000 between the Maker, as pledgor, and the Holder, as secured party (the "Pledge Agreement").

Interest on the Note will accrue until February 1, 2005, at which time the interest which has accrued through that date shall be added to the Original Principal Amount. The Original Principal Amount plus the accrued interest on the Original Principal Amount shall be referred to herein as the "Combined Principal Amount." Interest on the Combined Principal Amount shall be payable in arrears on February 1, 2006, and February 1, 2007. The Combined Principal Amount shall be due and payable in full on February 1, 2007.

This Note is secured by Eight Hundred Fifty Seven Thousand One Hundred Forty-Five (857,145) shares of common stock of Holder issued to Maker, represented by stock certificate(s) which are identified in, and evidenced by, the Pledge Agreement.

In the event (i) the Maker fails to make any payment hereunder within ten (10) days of the date such payment is due; or (ii) the Maker is unable or admits in writing an inability to pay its debts generally as they become due, or files or has filed against it a petition in bankruptcy or for an arrangement or a reorganization, or makes a general assignment for the benefit of creditors, or has a receiver or trustee appointed for it; or (iii) there is an "Event of Default" (as defined in the Pledge Agreement) by the Maker under the Pledge Agreement; or (iv) if the Pledge Agreement at any time or for any reason ceases to create a valid and perfected security interest and pledge or ceases to be in full force or is declared void; or (v) Maker dies and all amounts due hereunder have not been paid within ninety (90) days after such death, then in any such event, Holder may without demand or any other act of Holder, take any or all of the following actions: (x) declare the principal of and any accrued interest and other amounts in respect of this Note to be due and payable; (y) proceed to enforce or cause to be enforced any remedies provided under this Note or the Pledge Agreement; and/or (z) exercise any other remedies available at law or in equity, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Note, the Pledge Agreement or in aid of the exercise of any power granted in this Note or the Pledge Agreement.

Presentment and other demand for payment (other than any written demand expressly provided in this Note), notice of dishonor and protest are hereby waived by the Maker. The Maker agrees to reimburse the Holder for all reasonable fees and expenses (including reasonable attorneys fees and court costs) incurred in connection with the collection of the indebtedness represented by this Note.

Interest on any late payment of principal or interest or on any other amount under this note which is past due shall be payable at a rate which is six percent (6 %) in excess of the rate otherwise payable on the principal of this Note. For purposes of this Note a "Business Day" shall mean any day, other than Saturdays, Sundays or other days on which commercial banks are authorized or required by law to be closed in Stamford, Connecticut. If any payment of the principal or any other payment due hereunder becomes due on a day other than a Business Day such payment shall be made on the next succeeding Business Day. All payments hereunder shall be payable in free and immediately available funds in United States Dollars.

All agreements between the Maker and the Holder are hereby expressly limited so that in no event will the rate of interest charged or agreed to be charged to the Maker for the use, forbearance, loaning or detention of such indebtedness exceed the maximum permissible interest rate under applicable law (the "Maximum Rate"). If for any reason, the interest rate applied exceeds the Maximum Rate, then the interest rate will automatically be reduced to the Maximum Rate. If the Holder receives interest at a rate exceeding the Maximum Rate, the amount of interest received in excess of the maximum amount receivable will be applied to the reduction of the principal balance of the outstanding obligation for which the amount was paid and not to the payment of interest thereunder.

The principal balance hereunder may be prepaid without premium or penalty.

No delay on the part of the Holder in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right, nor will the Holder hereof be liable for exercising or failing to exercise any such right. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Holder hereof may or would otherwise have. This Note may not be assigned by the Maker.

This Note shall be with recourse and governed by, and construed in accordance with, the laws of the State of Connecticut without regard to the principles of conflict of laws. The Maker irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in Hartford, Connecticut in any action arising in connection with this Note.

IN WITNESS WHEREOF, the Maker has executed this Note effective as of July 24, 2002.


s/ Jeff J. White
----------------
Jeff J. White